
                                                                     EXHIBIT 2.1

                                 OFFER AGREEMENT

                                  BY AND AMONG


                                 PEOPLEPC INC.,

                                 EARTHLINK, INC.

                                       AND

                                  EL SUB, INC.

                            Dated as of June 9, 2002

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                                TABLE OF CONTENTS

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ARTICLE I THE OFFER AND THE MERGER......................................................................   1
     SECTION 1.1    THE OFFER...........................................................................   1
     SECTION 1.2    COMPANY ACTION......................................................................   2
     SECTION 1.3    DIRECTORS...........................................................................   4
     SECTION 1.4    THE MERGER..........................................................................   5
     SECTION 1.5    EFFECT ON COMPANY COMMON STOCK......................................................   5
     SECTION 1.6    EXCHANGE OF CERTIFICATES............................................................   6
     SECTION 1.7    LOST CERTIFICATES...................................................................   8
     SECTION 1.8    MERGER CLOSING......................................................................   8
     SECTION 1.9    DISSENTING SHARES...................................................................   8
     SECTION 1.10   ANTIDILUTION........................................................................   9

ARTICLE II THE SURVIVING CORPORATION....................................................................   9
     SECTION 2.1    CERTIFICATE OF INCORPORATION........................................................   9
     SECTION 2.2    BYLAWS..............................................................................   9
     SECTION 2.3    OFFICERS AND DIRECTORS..............................................................   9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................  10

     SECTION 3.1    CORPORATE EXISTENCE AND POWER.......................................................  10
     SECTION 3.2    CORPORATE AUTHORIZATION.............................................................  10
     SECTION 3.3    CONSENTS AND APPROVALS; NO VIOLATIONS...............................................  11
     SECTION 3.4    CAPITALIZATION......................................................................  12
     SECTION 3.5    SUBSIDIARIES........................................................................  12
     SECTION 3.6    SEC DOCUMENTS.......................................................................  13
     SECTION 3.7    FINANCIAL STATEMENTS................................................................  13
     SECTION 3.8    DISCLOSURE DOCUMENTS................................................................  13
     SECTION 3.9    ABSENCE OF UNDISCLOSED LIABILITIES..................................................  14
     SECTION 3.10   ABSENCE OF MATERIAL ADVERSE CHANGES, ETC............................................  14
     SECTION 3.11   TAXES...............................................................................  15
     SECTION 3.12   EMPLOYEE BENEFIT PLANS..............................................................  16
     SECTION 3.13   LITIGATION; COMPLIANCE WITH LAWS....................................................  19
     SECTION 3.14   CERTAIN CONTRACTS AND ARRANGEMENTS..................................................  19
     SECTION 3.15   INTELLECTUAL PROPERTY...............................................................  21
     SECTION 3.16   ENVIRONMENTAL MATTERS...............................................................  22
     SECTION 3.17   INSURANCE...........................................................................  23
     SECTION 3.18   CERTAIN TRANSACTIONS................................................................  23
     SECTION 3.19   OPINION OF FINANCIAL ADVISOR........................................................  23
     SECTION 3.20   BOARD RECOMMENDATION................................................................  23
     SECTION 3.21   PROFESSIONAL FEES...................................................................  23

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                               TABLE OF CONTENTS
                                  (continued)
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     SECTION 3.22  SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW.................................  24
     SECTION 3.23  BANKRUPTCY..........................................................................  24
     SECTION 3.24  CERTAIN BUSINESS PRACTICES..........................................................  24
     SECTION 3.25  TITLE TO PROPERTY...................................................................  24
     SECTION 3.26  SUBSCRIBER ACCOUNTS.................................................................  25
     SECTION 3.27  CUSTOMERS AND SUPPLIERS.............................................................  25
     SECTION 3.28  VIVENDI AGREEMENT...................................................................  25
     SECTION 3.29  EMPLOYEE RELATIONS..................................................................  25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....................................  25

     SECTION 4.1   CORPORATE EXISTENCE AND POWER.......................................................  25
     SECTION 4.2   AUTHORIZATION.......................................................................  26
     SECTION 4.3   CONSENTS AND APPROVALS; NO VIOLATIONS...............................................  26
     SECTION 4.4   DISCLOSURE DOCUMENTS................................................................  27
     SECTION 4.5   FINDERS' FEES.......................................................................  27
     SECTION 4.6   INTERIM OPERATIONS OF MERGER SUB....................................................  27
     SECTION 4.7   FUNDS...............................................................................  27

ARTICLE V COVENANTS OF THE PARTIES.....................................................................  27

     SECTION 5.1   CONDUCT OF THE BUSINESS OF THE COMPANY..............................................  27
     SECTION 5.2   STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT................................  29
     SECTION 5.3   ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT....................................  30
     SECTION 5.4   NO SOLICITATION.....................................................................  31
     SECTION 5.5   DIRECTOR AND OFFICER LIABILITY......................................................  32
     SECTION 5.6   COMMERCIALLY REASONABLE EFFORTS.....................................................  33
     SECTION 5.7   CERTAIN FILINGS.....................................................................  33
     SECTION 5.8   PUBLIC ANNOUNCEMENTS................................................................  34
     SECTION 5.9   EMPLOYEE MATTERS....................................................................  34
     SECTION 5.10  STATE TAKEOVER LAWS.................................................................  34
     SECTION 5.11  CERTAIN NOTIFICATIONS...............................................................  35
     SECTION 5.12  VOTING OF SHARES....................................................................  35
     SECTION 5.13  ADDITIONAL REPORTS..................................................................  35
     SECTION 5.14  EUROPEAN OPERATIONS.................................................................  35

ARTICLE VI CONDITIONS TO THE MERGER....................................................................  35

     SECTION 6.1   CONDITIONS TO EACH PARTY'S OBLIGATIONS..............................................  35

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                               TABLE OF CONTENTS
                                  (Continued)

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ARTICLE VII TERMINATION................................................................................   36

    SECTION 7.1     TERMINATION........................................................................   36
    SECTION 7.2     EFFECT OF TERMINATION..............................................................   40
    SECTION 7.3     FEES; EXPENSES.....................................................................   40

ARTICLE VIII MISCELLANEOUS.............................................................................   41

    SECTION 8.1     NOTICES............................................................................   41
    SECTION 8.2     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................................   42
    SECTION 8.3     INTERPRETATION.....................................................................   42
    SECTION 8.4     AMENDMENTS, MODIFICATION AND WAIVER................................................   42
    SECTION 8.5     SUCCESSORS AND ASSIGNS.............................................................   43
    SECTION 8.6     SPECIFIC PERFORMANCE...............................................................   43
    SECTION 8.7     GOVERNING LAW......................................................................   43
    SECTION 8.8     SEVERABILITY.......................................................................   43
    SECTION 8.9     THIRD PARTY BENEFICIARIES..........................................................   43
    SECTION 8.10    ENTIRE AGREEMENT...................................................................   43
    SECTION 8.11    COUNTERPARTS; EFFECTIVENESS........................................................   43
    SECTION 8.12    RULES OF CONSTRUCTION..............................................................   44
    SECTION 8.13    Submission to JuriSdiction.........................................................   44
    SECTION 8.14    MERGER SUB COMPLIANCE..............................................................   44


EXHIBIT

A   FORM OF STOCKHOLDER AGREEMENT


ANNEX

I   CONDITIONS TO THE OFFER

II  OFFER PRICE ADJUSTMENT SCHEDULE


III EMPLOYMENT TERMS

     OFFER AGREEMENT, dated as of June 9, 2002 (this "AGREEMENT"), by and among PeoplePC Inc., a Delaware corporation (the "COMPANY"), EarthLink, Inc., a Delaware corporation ("PARENT"), and EL Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB").


                               W I T N E S S E T H

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared advisable that Merger Sub make a tender offer (the "OFFER") for shares of common stock, par value $0.0001 per share, of the Company (the "COMPANY COMMON STOCK" or the "SHARES") and have approved the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Stockholder Agreements in substantially the form attached hereto as Exhibit A (the "STOCKHOLDER AGREEMENTS").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                            THE OFFER AND THE MERGER

     SECTION 1.1 THE OFFER.

          (a) Provided that this Agreement shall not have been terminated, Merger Sub shall, as promptly as practicable, and in any event within ten (10) calendar days, after the date hereof commence the Offer. Each Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive from Merger Sub $0.0171 in cash as such amount may be increased pursuant to Annex II hereto (such amount, or any greater amount per Share paid pursuant to the Offer, being hereafter referred to as the "OFFER PRICE"). The initial expiration date of the Offer shall be 12:00 midnight (New York City time) on the twentieth business day following commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer (as it may be extended in accordance with this Section 1.1(a)) and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Sub (if any), represents at least a majority of the total number of outstanding Shares, assuming the full exercise of all then currently exercisable options, rights and convertible securities (if any) with an exercise price less than the Offer Price and the issuance of all Shares that the Company is obligated to issue thereunder (such total number of outstanding Shares being hereafter referred to as the "FULLY DILUTED SHARES") (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Parent and

Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED, HOWEVER, that without the prior written consent of the Company, no change may be made which decreases the number of Shares sought in the Offer, changes the form or amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in Annex I hereto, changes or waives the Minimum Condition or any of the other conditions set forth in Annex I hereto, extends the Offer (except as set forth in the following two sentences), or makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) and shall pay for all such Shares promptly after acceptance; PROVIDED, HOWEVER, that (x) Merger Sub shall extend the Offer for successive extension periods not in excess of ten (10) business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the Securities and Exchange Commission ("SEC"); PROVIDED FURTHER, HOWEVER, that Merger Sub shall not be required to extend the Offer in the event that the condition that is not satisfied is either
(x) the Minimum Condition, (y) the condition set forth in paragraph (d) of Annex I hereto, or (z) the condition set forth in paragraph (e) of Annex I hereto. In addition, Merger Sub may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

          (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of an offer to purchase and form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Offer Documents and add any information that had been omitted therefrom if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws as determined in Parent's reasonable judgment. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to their being filed with the SEC. Parent agrees to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Offer Documents as soon as practicable after receipt of such written comments.

     SECTION 1.2  COMPANY ACTION.

          (a) The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Stockholder Agreements and the transactions contemplated thereby, which approval constitutes approval under Section 203 of the DGCL such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby, and the Stockholder Agreements and the transactions contemplated thereby, are not and shall not be subject to any restriction pursuant to Section 203 of the DGCL or any similar state or foreign law, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "RECOMMENDATIONS").

          (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") which shall include the Recommendations; PROVIDED, HOWEVER, that prior to the Appointment Time (as defined in Section 1.3(a) hereof), the Board of Directors of the Company may withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations in accordance with the terms of
Section 5.4 hereof; PROVIDED FURTHER, HOWEVER, that the obligations of the members of the Company's Board of Directors with respect to tendering their Shares in the Offer and voting their Shares in favor of the Merger under any Stockholder Agreement entered into by such directors shall continue until termination of such Stockholder Agreement in accordance with their terms. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 and add any information that had been omitted therefrom if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws as determined in the Company's reasonable judgment. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel receives in writing from the SEC or its staff with respect to the Schedule 14D-9 as soon as practicable after receipt of such written comments.

          (c) The Company will promptly furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

          (d) The Company has been advised that each of its directors and executive officers and stockholders identified on Schedule 1.2(d) shall tender pursuant to the Offer all Shares owned of record or beneficially by such directors, executive officers and stockholders as of the date hereof and hereafter acquired, except to the extent that such tender may give rise to liability under Section 16(b) of the Exchange Act as advised by counsel. The Company hereby consents to the inclusion in the Offer Documents of the Recommendations.

          (e) Each party hereto shall file all written communications, that are made public or otherwise supplied to third parties, with the SEC on or prior to the date the communication is first used as required by the federal securities laws. All such communications shall comply as to form and content, including bearing the appropriate legends, in all material respects with the applicable provisions of the federal securities laws. Each party agrees that, prior to any such filing or use of written communications, to the extent practicable as a result of the federal securities laws, such party will provide the other party and its counsel the opportunity to review and comment (promptly and in good faith) on such communications and filings.

     SECTION 1.3 DIRECTORS.

          (a) Effective upon the acceptance for payment by Merger Sub of Shares pursuant to the Offer (the "APPOINTMENT TIME"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of Shares owned by Parent or Merger Sub (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; PROVIDED, HOWEVER, that, prior to the Effective Time, the Company's Board of Directors shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a "CONTINUING DIRECTOR"). If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. The Company will cause individuals designated by Parent pursuant to this Section 1.3(a) to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board of Directors, (y) each board of directors if each Subsidiary (defined in Section 3.5(a) hereof) and (z) each committee of such board. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to the Company's Board of Directors prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required for the Company to
(a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company's rights, benefits or remedies hereunder, or (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder.

          (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-

l. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     SECTION 1.4 THE MERGER.

          (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.4(b) hereof), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be designated by Parent and may be changed with the Merger.

          (b) Concurrently with the Closing (as defined in Section 1.8 hereof), the Company and Parent shall cause a certificate of merger (the "CERTIFICATE OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") as provided in the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereafter referred to as the "EFFECTIVE TIME."

          (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

     SECTION 1.5 EFFECT ON COMPANY COMMON STOCK. At the Effective Time:

          (a) CANCELLATION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Company Common Stock to be converted into the Offer Price pursuant to this Section 1.5 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate (representing prior to the Effective Time any such shares of Company Common Stock) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.


          (b) CONVERSION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in the first sentence of Section 1.5(a) hereof and Dissenting Shares (as defined in Section
1.9 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Offer Price (the "MERGER CONSIDERATION").

          (c) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.01 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one
(1) validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub Common Stock shall evidence ownership of shares of capital stock of the Surviving Corporation.

          (d) TREATMENT OF COMPANY OPTIONS. As of the Effective Time, each issued and outstanding option, warrant or similar right to purchase or otherwise acquire Company Common Stock or any other equity security (whether or not vested) ("COMPANY OPTIONS") issued pursuant to the Company's 1999 Stock Option Plan or the Company's 2000 Stock Option Plan (the "OPTION PLANS") or otherwise, shall expire, terminate and be cancelled in full at no cost or liability to any party as of the Effective Time (other than the Merger Consideration payable in accordance with the terms of this Agreement to such holders that were entitled to and properly exercised their Options prior to the Effective Time). The Company shall take all necessary actions (including providing all required notices) to ensure that all outstanding Company Options and such Option Plans are terminated immediately prior to the Effective Time. In the case of any holder of a Company Option, the parties shall take steps (i) to enable the holder thereof to exercise the option (including any portion thereof that first becomes exercisable in connection with the Offer) on a basis that enables the holder effectively to tender in the Offer the Shares acquired upon exercise.

          (e) ESPP.

                    (i) The Company shall take all steps necessary to (i) establish a New Exercise Date (as such term is defined in Section 19(c) of the Company 2000 Employee Stock Purchase Plan (the "COMPANY ESPP")), that is a date at least two (2) business days prior to the expiration date of the Offer (as it may be extended pursuant to the requirements of Section 1.1(a) hereof), to enable participants effectively to exercise and tender in the Offer Shares acquired upon exercise, (ii) ensure no further offering period commences under the Company ESPP and (iii) terminate the Company ESPP on the expiration date of the Offer (as it may be extended pursuant to the requirements of Section 1.1(a) hereof).

                    (ii) Subject to local laws, Parent agrees that, from and after the Effective Time, eligible employees of the Company may participate in the Parent's Employee Stock Purchase Plan (the "PARENT ESPP"), subject to the terms and conditions of the Parent ESPP.

     SECTION 1.6   EXCHANGE OF CERTIFICATES.

          (a) Such bank, trust company, Person or Persons (as defined hereafter) as shall be designated by Parent and reasonably acceptable to the Company shall act as the depositary and exchange agent for the delivery of the Merger Consideration in exchange for shares of Company Common Stock (the "EXCHANGE AGENT") in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration for the benefit of the holders of shares of Company Common Stock which are converted into the Offer Price pursuant to Section 1.5(b) hereof (being hereafter referred to as the "EXCHANGE FUND"). The deposited sum shall be invested in the Exchange Agent's discretion and all interest thereon shall be paid to Parent for its sole benefit. For purposes of this

Agreement, "PERSON" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

          (b) As of or promptly following the Effective Time but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificates shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three (3) business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration.

          (c) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Merger Consideration (without interest) to which such holders may be entitled.

          (d) None of Parent, the Company or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one
(1) year after the Effective Time (or immediately prior to such earlier date on which any cash payable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such cash payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

          (e) All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.6(e), except as otherwise provided by law.

          (f) Parent or the Surviving Corporation shall be entitled but not required to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from consideration otherwise payable pursuant to this Agreement to any holder of any Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, (A) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and
(B) Parent shall provide, or cause the Exchange Agent to provide, to the holders of such Shares written notice of the amounts so deducted or withheld.

     SECTION 1.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article I.

     SECTION 1.8 MERGER CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at such time and on such date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied other than on the day of the Closing, at the offices of Hunton & Williams, Bank of America Plaza, Suite 4100, 600 Peachtree Street, N.E., Atlanta, Georgia, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

     SECTION 1.9 DISSENTING SHARES. Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with DGCL (the "DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.

     SECTION 1.10 ANTIDILUTION. In the event the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such Shares and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Offer Price and/or the Merger Consideration, as appropriate, shall be proportionately adjusted.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

     SECTION 2.1 CERTIFICATE OF INCORPORATION. At the Effective Time, subject to
Section 5.5 hereof, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such Certificate of Incorporation of the Surviving Corporation, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

     SECTION 2.2 BYLAWS. At the Effective Time, subject to Section 5.5 hereof, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws, PROVIDED, HOWEVER, that all references in such Bylaws to Merger Sub shall be amended to refer to the name of the Surviving Corporation or such other names as Parent may specify.

     SECTION 2.3 OFFICERS AND DIRECTORS.

          (a) From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

          (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the directors of Merger Sub immediately prior to the Effective Time.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company specifically referred to in such disclosure schedule and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

     SECTION 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined hereafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that in no event shall any effect that results from the announcement or pendency of this Agreement (including any delays or cancellations in customer orders, a reduction in sales, a disruption in supplier, distribution or similar relationships or a loss of employees), constitute, or be considered in determining the existence of, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the Bylaws of the Company as currently in effect.

     SECTION 3.2 CORPORATE AUTHORIZATION.

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, as set forth in Section 3.2(b) hereof and as contemplated by
Section 5.2 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings, on the part of the Company, other than the approval of the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) Under applicable law, the Certificate of Incorporation and the rules of the Nasdaq National Market, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date, established by the Board of Directors of the

Company in accordance with the Bylaws of the Company, applicable law and this Agreement, is the vote required to approve the Merger and adopt this Agreement, assuming the Merger cannot be effected pursuant to Section 253 of the DGCL.

      SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

           (a) Neither the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

           (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Exchange Act; and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

           SECTION 3.4 CAPITALIZATION.

                (a) The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the "PREFERRED STOCK"). As of June 7, 2002, there were (i) 551,373,977 shares of Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of June 7, 2002, there were outstanding Company Options to purchase 141,390,599 shares of Company Common Stock and outstanding warrants exercisable for 2,857,500 shares of Company Common Stock, all of which are more fully described on Section 3.4 of the Company Disclosure Schedule. Except as set forth in this Section 3.4, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company. Schedule 3.4(a) sets forth a capitalization table for the Company as of the date hereof and a pro forma capitalization table of the Company as of July 31, 2002, reflecting the pro forma capitalization at such date assuming the exercise of certain outstanding options to purchase Common Stock and other convertible equity instruments as more fully set forth in Schedule 3.4(a).

                (b) The Company is not party to, nor is aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities thereof.

           SECTION 3.5 SUBSIDIARIES.

                (a) Each Subsidiary of the Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

                (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

           SECTION 3.6 SEC DOCUMENTS. The Company has timely filed all required reports, proxy statements, registration statements, forms and other documents, together with any required amendments, with the SEC since August 15, 2000 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           SECTION 3.7 FINANCIAL STATEMENTS. The financial statements of the Company (including, in each case, any notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved, and (c) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount). The Company has provided to Parent true and correct copies of the audited financial statements of PeoplePC Europe (N.V.) for the year ended December 31, 2001, the unaudited financial statements of PeoplePC Europe (N.V.) for the three month period ended March 31, 2002 and of the unaudited balance sheet of PeoplePC Europe (N.V.) as of April 30, 2002 (collectively, the "EUROPEAN FINANCIALS"). The European Financials are in conformity with GAAP applied on a consistent basis during the periods involved and fairly present the financial results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

           SECTION 3.8 DISCLOSURE DOCUMENTS. Neither the Schedule 14D-9 nor the Proxy Statement, nor any of the information supplied or to be supplied by the Company or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the

SEC, are first published, sent or given to stockholders or, in the case of the Proxy Statement, at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The
Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

        SECTION 3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice (a) since the date of the most recent consolidated balance sheet included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has, as of the date hereof, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in excess of $100,000 in the aggregate, and (b) between the date hereof and the Appointment Time, will not incur liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in excess of $25,000 in the aggregate.
Section 3.9 of the Company Disclosure Schedule sets forth (a) detail of all currently accrued and outstanding professional fees (legal, accounting and investment banking) and (b) a good faith estimate of the total of all professional fees to be paid by the Company, in the case of each of (a) and (b), which fees were incurred in connection with the transactions contemplated by this Agreement or in connection with any alternative change of control transaction being considered by the Company simultaneously with the Offer and the Merger and which fees have not yet been paid.

        SECTION 3.10 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Since March 31, 2002, there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as contemplated by this Agreement, since March 31, 2002, there has not been:

                (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Company Securities or any stock split, reclassification, subdivision or exchange of any Company Securities;

                (b) any amendment of any provision of the Certificate of Incorporation or Bylaws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

                (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $25,000 in the aggregate;

                (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company;

                (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company,
(ii) employment, deferred
compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or
(iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than those required by written contractual agreements;

                (f) issuance of Company Securities or securities of any Subsidiary of the Company other than pursuant to Company Options outstanding as of March 31, 2002;

                (g) acquisition or disposition of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business consistent with past practice where the aggregate cost of all such acquisitions and dispositions does not exceed $25,000), or any merger or consolidation with any third party, by the Company or any Subsidiary;

                (h) entry by the Company or any of its Subsidiaries into any joint venture, partnership or similar agreement with any Person other than a wholly owned Subsidiary of the Company;

                (i) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Company's and/or its Subsidiaries' properties or business;

                (j) any granting by the Company or any of its Subsidiaries of a security interest in or lien on any material property or assets of the Company;

                (k) entry by the Company or any of its Subsidiaries into any new material agreement; or

                (l) any authorization of, or commitment or agreement to take any of the foregoing actions except as otherwise permitted by this Agreement.

        SECTION 3.11 TAXES.

                (a) (1) All federal, state, local and foreign Tax Returns (as defined in Section 3.11(b) hereof) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "COMPANY GROUP") have been timely filed, and all returns filed are complete and accurate; (2) all Taxes (as defined hereafter) due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for in accordance with GAAP; (3) there is no presently pending and, to the knowledge of the Company, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing or alleged to be due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary of the Company filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (4) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been fully paid; and (5) the Company and each of its

Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

          (b) For purposes of this Agreement, (i) "TAXES" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by any Governmental Entity, any interest, penalties or additions to tax attributable to such taxes and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity, and (ii) "TAX RETURN" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.12 EMPLOYEE BENEFIT PLANS.

          (a) Except for any plan, fund, program, agreement or arrangement that is subject to solely the laws of any jurisdiction outside the United States,
Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list or summary of each deferred compensation, incentive compensation, and equity compensation plan; "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case,
(i) sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Sections 414(c),
(m), (o) or (t) of the Code or would be deemed to be within the same "controlled group" within the meaning of Section 4001(a)(14) of ERISA or Section 414(b) of the Code or (ii) under which the Company or any ERISA Affiliate are or may be liable. The plans, funds, programs, agreements and arrangements listed on
Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "PLANS".

          (b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the reports or summaries required under ERISA or the Code for the last three years and the most recent determination letter, if any, received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code and all material written communications with any governmental agency or entity (including, without limitation, the DOL, the IRS and the PBGC).

          (c) Each Plan conforms to the knowledge of the Company in all material respects to and has been operated and administered in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

          (d) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination, opinion, notification and/or letter from the Internal Revenue Service. No event or condition exists or has occurred since the date of such determination, opinion notification or letter that would cause or allow the IRS to disqualify any Plan that is intended to be so qualified under Section 401(a) of the Code.

          (e) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or similar state law,
(ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered Person. Each Plan that provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) extending beyond retirement or other termination of service other than as described in (i) of the preceding sentence may be amended or terminated at any time by unilateral action of the Company.

          (f) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims with respect to any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          (g) Except as expressly provided in the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) result in or satisfy a condition to the payment of compensation that would, alone or in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

          (h) To the knowledge of the Company, all employee benefit plans that are subject solely to the laws of any jurisdiction outside the United States are in compliance with and have been operated consistent with their terms and such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.12(h) lists all employee benefit plans that are subject to the laws of any jurisdiction outside the United States. With respect to each such employee benefit plan listed in Schedule 3.12(h), to the knowledge of the Company no event has occurred, and there exists no condition or set of circumstances, that would subject the Company or any ERISA Affiliate, directly or indirectly, to any liability arising under any applicable laws, including relevant Tax laws (including, without limitation, any liability to or under any such plan or any indemnity agreement to which the Company or any ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Company Material Adverse Effect. With respect to each such employee benefit plan, there are no material funded benefit obligations for which the contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, on the financial statements of the Company or any ERISA Affiliate.

          (i) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Plans that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

          (j) All contributions and other payments required to have been made by the Company or any ERISA Affiliate with respect to any Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts have been properly accrued on the financial statements of the Company.

          (k) No Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the DOL or any other federal, state or local governmental entity or, to the knowledge of the Company, is scheduled to be subject to such an audit, investigation or proceeding.

          (l) With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances, that would subject the Company or any ERISA Affiliate, directly or indirectly, to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such Plan or any indemnity agreement to which the Company or any ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Company Material Adverse Effect.

          (m) Neither the Company nor any ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any "pension plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

          (n) No non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code , or, to the knowledge of the Company, breach of any fiduciary duty under Title I of ERISA, has occurred with respect to any Plan or with respect to the Company or any ERISA Affiliate.

          (o) The Company and each ERISA Affiliate has made all payments and contributions due from it to date with respect to each Plan. With respect to each Plan, there are no funded benefit obligations for which the contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company or the ERISA Affiliate.

          (p) Neither the Company nor any ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any employee benefit plan that constituted a multiemployer plan as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA. No Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA. No Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

     SECTION 3.13  LITIGATION; COMPLIANCE WITH LAWS.

          (a) Except as disclosed in the Company SEC Documents , there is no material action, suit or proceeding pending against or, to the knowledge of the Company, affecting, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity.

          (b) (i) To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending nor, (ii) has any Governmental Authority notified the Company or any of its Subsidiaries of an intention to conduct the same.

          (c) The Company and its Subsidiaries are in compliance with all applicable material laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations. All material governmental approvals, permits and licenses (collectively, "PERMITS") required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with.

     SECTION 3.14  CERTAIN CONTRACTS AND ARRANGEMENTS.

          (a) Section 3.14 of the Company Disclosure Schedule contains a list of the following types of contracts, agreements and commitments to which the Company or any of its Subsidiaries is a party as of the date hereof (such contracts, agreements and commitments as are required to be set forth in Section
3.14 of the Company Disclosure Schedule are referred to herein as "MATERIAL CONTRACTS"):

                    (i) any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant or other Person (other than ordinary course, at-will offer letters), (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or
(C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (sales commissions and similar payments made in the ordinary course of business consistent with past practice shall not be deemed to constitute a bonus or similar payment) to any current or former employee or director;

                    (ii) any agreement relating to the acquisition, transfer, development, sharing or license of any Intellectual Property material to the Company's business (except for any Contract pursuant to which non-customized software is licensed to Company or any of its Subsidiaries under any third party software license generally available to the public, if such software is not incorporated into any product of the Company or any of its Subsidiaries or otherwise redistributed or sublicensed by the Company or any of its Subsidiaries);

                    (iii) any agreement that provides for indemnification of any officer, director, employee or agent;

                    (iv) any agreement imposing any material restriction on the right or ability of the Company or any of its Subsidiaries, or which, after consummation of the Offer or the Merger, would impose a restriction on the right or ability of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

                    (v) any agreement (other than agreements evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, right of first refusal or similar right with respect to any securities, or (C) providing Company or any of its Subsidiaries with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any securities;

                    (vi) any agreement (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or
(B) directly benefiting any Governmental Entity (including any subcontract or other agreement between Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Entity);

                    (vii) any agreement that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate;

                    (viii) any agreement pursuant to which Company or any of its Subsidiaries distributes or sells any of its products, including distributor agreements and sales representative agreements and similar agreements but excluding those entered into in the ordinary course of business consistent with past practice and cancelable without penalty on notice of 30 days or fewer;

                    (ix) any agreement pursuant to which another Person manufactures or supplies any products, or components thereof, of the Company or any of its Subsidiaries, but excluding those entered into in the ordinary course of business consistent with past practice and cancelable without penalty on notice of 30 days or fewer;

                    (x) any agreement pursuant to which any Intellectual Property of Company or any of its Subsidiaries has been or is required to be placed into escrow for the benefit of any other Person; and

                    (xi) any other contract, agreement or commitment that is material to the business of the Company and its Subsidiaries, taken as a whole.

        (b) Each Material Contract is in full force and effect and is a valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Consummation of the transactions contemplated by this Agreement will not, by the terms of any Material Contract, result in termination of any such Material Contract, give rise to a termination right under any such Material Contract, require any third-party consent or result in a payment in excess of $25,000.

     SECTION 3.15  INTELLECTUAL PROPERTY.

          (a) Section 3.15(a) of the Company Disclosure Schedule contains an accurate and complete list of all Company Registered Intellectual Property Rights (as such term is defined in Section 3.15(e) hereof), excluding those Registered Intellectual Property Rights that the Company has abandoned in the ordinary course of business prior to registration and which the Company has not used in a commercial context, specifying as to each the nature of such right and jurisdiction that has issued such registration with respect thereto or, with respect to any application, where such application is pending.

          (b) (i) All of the registrations relating to material Company Registered Intellectual Property Rights are subsisting and unexpired, free of all liens or encumbrances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) except as set forth on Section 3.15(b) of the Company Disclosure Schedule, the Company has not received notice from any third party alleging that Company infringes the Intellectual Property Rights (as defined in Section 3.15(e) hereof) of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by a Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Company Intellectual Property (as defined in Section 3.15(e)) in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Company Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) The Company has taken commercially reasonable steps to protect the Company's rights in those Company trade secrets that the Company wishes to protect in the ordinary course of its business.

          (d) To the knowledge of the Company, all material employees of the Company have executed written agreements with the Company that assign to the Company all rights to the material inventions improvements, discoveries or information created as a result of their employment at the Company.

          (e) Definitions.

                 (i) "INTELLECTUAL PROPERTY RIGHTS" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all: (y) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; and (z) all registrations, applications and recordings for any of the foregoing.

               (ii) "REGISTERED INTELLECTUAL PROPERTY RIGHTS" means all United States, international and foreign: (A) patents; (B) registered trademarks; (C) registered copyrights; (D) domain names; together with (E) any applications for any of the foregoing.

               (iii) "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS" means all of the Registered Intellectual Property Rights owned by, or filed in the name of, the Company or any of its Subsidiaries.

               (iv) "COMPANY INTELLECTUAL PROPERTY" means all of those Intellectual Rights owned by, or filed in the name of, the Company or any of its subsidiaries. Company Intellectual Property excludes those Registered Intellectual Property Rights that the Company has abandoned in the ordinary course of business prior to registration and which the Company has not used in a commercial context.

     SECTION 3.16 ENVIRONMENTAL MATTERS. Except as would not result in material liability to the Company or any of its Subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

          (a) Except as would not result in a material liability to the Company (in any individual case or in the aggregate) (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Appointment Time, and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (b) The Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its Subsidiaries' Hazardous Material

Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the absence of such Company Environmental Permits would not result in a Material Adverse Effect.

               (c) No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its Subsidiaries in a writing delivered to the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its Subsidiaries in any material environmental litigation or impose upon the Company any material environmental liability.

     SECTION 3.17 INSURANCE. The Company has made available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been denied, questioned or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any such material policies.

     SECTION 3.18 CERTAIN TRANSACTIONS. Except as set forth in the Company SEC Documents, since Company's proxy statement dated April 30, 2002, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.19 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of JP Morgan Securities Inc. to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the Offer Price is fair from a financial point of view to the holders of Company Common Stock.

     SECTION 3.20 BOARD RECOMMENDATION. The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Stockholder Agreements and the transactions contemplated thereby, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the Company's stockholders.

     SECTION 3.21 PROFESSIONAL FEES. Except for JP Morgan Securities Inc., whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement. The Company has previously provided to Parent a true and correct copy of the Company's engagement letter with JP Morgan Securities Inc. Except for Wilson Sonsini Goodrich & Rosati, the Company employs no other legal counsel in connection with the transaction contemplated hereby or in connection with any alternative change of control transaction. The Company covenants that it will not incur any investment banker, broker, finder or legal fees with any firm other than JP Morgan Securities Inc. and Wilson Sonsini Goodrich & Rosati nor with respect to the transactions contemplated hereby or in connection with any alternative change of control transaction such that its aggregate legal or investment banking fees, as applicable, increase (any breach of the covenant contained in this sentence shall be deemed material).

     SECTION 3.22 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) and the applicable anti-takeover laws of any other state, federal or foreign jurisdiction will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or to the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements.

     SECTION 3.23 BANKRUPTCY. No creditor or any other Person has made any attempt, has notified the Company or, to the knowledge of the Company, has any plans or intentions to force or cause the Company to declare bankruptcy or insolvency, liquidate, enter into receivership or otherwise cease operations as presently conducted.

     SECTION 3.24 CERTAIN BUSINESS PRACTICES. Neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective directors, officers or employees, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     SECTION 3.25 TITLE TO PROPERTY. The Company and its Subsidiaries own, or have a valid right to use, or an agreement with a third party with respect to, all assets, including without limitation, Intellectual Property Rights, material to the current and publicly proposed business of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries owns any real property. The Company has made available to Parent copies of all material leases or subleases pursuant to which the Company and its Subsidiaries lease (i) real property (the "REAL PROPERTY LEASES") or (ii) personal property which require annual payments in excess of $50,000 with respect to each personal property lease or sublease ((i) and (ii) collectively, the "COMPANY LEASES"). Each Real Property Lease is listed on Schedule 3.25. Each of the Company Leases are in full force and effect in accordance with their respective terms, except where the failure to so be in full force and effect would not reasonably be expected to materially interfere with the ability of the Company to use the property subject to such lease for the purpose for which it is intended, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the Company's knowledge, any other party, except for such defaults or events of default that would not reasonably be expected to materially interfere with the Company's ability to use the property subject to such lease for the purpose for which it is intended.

     SECTION 3.26 SUBSCRIBER ACCOUNTS. As of April 30, 2002, the Company and its Subsidiaries have not less than 61,000 paying (monthly recurring) Subscriber Accounts (as defined hereafter) and 509,000 pre-paid Subscriber Accounts. "SUBSCRIBER ACCOUNTS" shall mean the Company's and its Subsidiaries' customer accounts for e-mail access and services and all other Internet-related services provided by Seller for a fee. Schedule 3.26 sets forth a detailed list of all the Company's and its Subsidiaries' Subscriber Accounts, categorized by (i) type of service provided, (ii) paying and non-paying customers, and (iii) a general Subscriber Account accounts receivable aging report.

     SECTION 3.27 CUSTOMERS AND SUPPLIERS. To the knowledge of the Company, none of the material customers or suppliers of the Company or its Subsidiaries are in the process of or intend to terminate or otherwise materially alter their business relationship or pricing scheme with the Company or its Subsidiaries.

     SECTION 3.28 VIVENDI AGREEMENT. PeoplePC UK Limited will retain ongoing obligations to 94,326 customers for an average remaining term of 23 months pursuant to the PeoplePC Supply and Service Agreement between PeoplePC UK Limited and Vivendi SA ("VIVENDI") dated July 25, 2001 (the "VIVENDI AGREEMENT").

     SECTION 3.29 EMPLOYEE RELATIONS. Within the last two (2) years, the Company and its Subsidiaries have not experienced any strike, picketing, boycott, work stoppage or slowdown or other labor dispute, nor to the knowledge of the Company is any such event or any organizing effort threatened against it. To the knowledge of the Company, there is no pending charge or complaint of unfair labor practice, employment discrimination or similar matters against the Company or and its Subsidiaries relating to the employment of labor, nor have any such charges or complaints been filed with any Governmental Entity within two years prior to the date of this Agreement.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company, subject to such exceptions as are disclosed in the reports, statements, forms and other documents filed by Parent with the SEC since February 4, 2000 or in writing in the disclosure letter supplied by Parent and Merger Sub to the Company (the "PARENT DISCLOSURE SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

     SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect

(as defined hereafter). Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that in no event shall any effect that results from (i) any change in general economic conditions, (ii) any change affecting the internet industry generally, (iii) any failure by Parent to meet revenue earnings and estimates in and of itself, or (iv) the announcement or pendency of this Agreement (including any delays or cancellations in customer orders, a reduction in sales, a disruption in supplier, distribution or similar relationships or a loss of employees), constitute, or be considered in determining the existence of, a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of Parent.

     SECTION 4.2 AUTHORIZATION. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by both the Board of Directors of Parent and the Board of Directors of Merger Sub, and no other proceedings on the part of Parent, including stockholder approval, or on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Parent and Merger Sub, respectively enforceable against each entity in accordance with its terms.

     SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Neither the execution and delivery of this Agreement nor the performance by Parent or Merger Sub of its respective obligations hereunder will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other governing or organizational documents) of Parent or of Merger Sub, as applicable, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Merger Sub is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or by Merger Sub or the performance by either entity of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Exchange Act, and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of Parent or of Merger Sub to perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

     SECTION 4.4 DISCLOSURE DOCUMENTS. Neither the Offer Documents, nor any of the information supplied or to be supplied by Parent or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or, in the case of the Proxy Statement, at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any such documents based on information supplied by the Company for inclusion or incorporation by reference therein.

     SECTION 4.5 FINDERS' FEES. Except for Goldman Sachs, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     SECTION 4.6 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

     SECTION 4.7 FUNDS. Parent has and will have the funds necessary to consummate the Offer and the Merger.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY. Except as (i) contemplated by this Agreement and (ii) as set forth on the Company Disclosure Schedule, after the date hereof and prior to the Appointment Time, the Company agrees as to itself and its Subsidiaries that (except to the extent that Parent shall otherwise consent, which consent shall not be unreasonably withheld, delayed or conditioned) the Company shall conduct its operations according to the ordinary course of business consistent with past practice, and will use commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Appointment Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

          (a) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;

          (b) amend any provision of the Certificate of Incorporation or Bylaws of, or any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

          (c) incur, assume or guarantee any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $25,000 in the aggregate;

          (d) change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

          (e) (i) grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business consistent with past practice;

          (f) issue any Company Securities or the securities of any Subsidiary of the Company other than (i) pursuant to Company Options, warrants or other Common Stock equivalents outstanding as of the date of this Agreement, and (ii) pursuant to the Company ESPP;

          (g) acquire, dispose of or license assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or acquire or dispose of capital stock of any third party, merge or consolidate with any third party;

          (h) enter into any joint venture, partnership or similar agreement with any Person other than a wholly owned Subsidiary;

          (i) modify, amend or terminate any of the Company's or any of its Subsidiaries' Material Contracts, or waive, release or assign any material rights or claims under any of the Company's or any of its Subsidiaries' Material Contracts, except in the ordinary course of business;

          (j) make any Tax election inconsistent with past practice that, individually or in the aggregate, would adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, taken as a whole, or settle or compromise any material Tax liability;

          (k) settle, compromise or otherwise terminate any litigation, claim or other settlement negotiation;

          (l) fail to maintain insurance covering the Company's or its Subsidiaries' material properties and assets under substantially similar terms and conditions as the Company's or its Subsidiaries', as applicable, current policies;

          (m) enter into any Material Contract; or

          (n) authorize, commit or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.


     Notwithstanding the foregoing or anything contained herein to the contrary, from the date hereof to the Appointment Time, the Company shall confer with Parent and its Representatives, at such times as they may request, as to operational and integration matters, and promptly notify the same of any change in the normal course of any business, operations or financial condition of the Company, its Subsidiaries or their respective assets or properties, or any emergency related thereto. Without limiting the generality of the foregoing, the Company shall promptly notify Parent of (i) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of the Company or its Subsidiaries, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, (iii) any material loss of or damage to any property, (iv) any material change in material existing relationships with outside third parties, (v) the institution or threat of any material litigation that could affect the Company (vi) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or
(vii) any other matter that could result in a Material Adverse Effect.

     SECTION 5.2 STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

          (a) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger, other than pursuant to Section 253 of DGCL, Parent and the Company shall, as soon as practicable following the Appointment Time, prepare and the Company shall file with the SEC the Proxy Statement. The Company will cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Appointment Time. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

          (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger, other than pursuant to Section 253 of the DGCL, the Company shall establish, prior to or as soon as practicable following the Appointment Time, a record date (which shall be prior to or as soon as practicable following the Appointment Time for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY SPECIAL MEETING") for the purpose of considering the approval and adoption of this Agreement and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to the Company's right, pursuant to Section 5.4 hereof, to withhold, withdraw, modify, change or fail to make the Recommendations, the Board of Directors of the Company shall include in the Proxy Statement the Recommendations. Unless the Board of Directors of the Company shall have withheld, withdrawn, modified, changed or failed to make its Recommendations in compliance with Section 5.4, the Company shall use commercially reasonable efforts to secure the vote or consent of stockholders required by the DGCL to effect the Offer and the Merger.

          (c) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

          (d) Notwithstanding clauses (a) and (b) above, if Merger Sub shall own, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary actions (including actions referred to in clause (a) above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, as it may be extended in accordance with the requirements of Section 1.1(a) hereof, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT. Between the date hereof and the Closing Date, the Company shall (i) upon 12 hours prior notice from Parent, give Parent, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "REPRESENTATIVES") access, beginning at 8 a.m. on the day following delivery of such notice, to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and Parent's Representatives such financial and operating data and other information relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; PROVIDED that any information and documents received by Parent or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement dated as of September 17, 2001 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect pursuant to the terms thereof until the Effective Time, notwithstanding the execution and delivery of this Agreement or the termination hereof.

     SECTION 5.4 NO SOLICITATION. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, whether directly or indirectly through its respective Representatives, (a) solicit, initiate or encourage any Acquisition Proposal (as defined hereafter),
(b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (other than Parent or its Representatives) concerning an Acquisition Proposal,
(c) release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, or (d) following receipt of an Acquisition Proposal, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations or approve, endorse or recommend such Acquisition Proposal; PROVIDED THAT, in each case, if and to the extent that (i) the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor and legal counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined hereafter) and (ii) the Company's Board of Directors believes in good faith, after consultation with the Company's counsel, that the failure to engage in such negotiations or discussions, provide such information, release a third party from or waive any provision under any such confidentiality or standstill agreement, so withhold, withdraw, modify, change or fail to make its Recommendations and/or so approve, endorse or recommend such Acquisition Proposal would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law, then the Company may furnish information with respect to the Company and its Subsidiaries, participate in negotiations regarding such Acquisition Proposal, release a third party from or waive any provisions under any such confidentiality or standstill agreement, withhold, withdraw, modify or change in a manner adverse to Parent its Recommendations, and/or fail to make, approve, endorse or recommend such Acquisition Proposal, as applicable. Upon its receipt thereof, the Company shall promptly (and in any event within one (1) business day) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof and shall promptly (and in any event within one (1) business day) advise Parent of any material modification or proposed modification thereto. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 15% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company, or a substantial portion of the assets of, the Company and its Subsidiaries taken as a whole. As used herein, a "SUPERIOR PROPOSAL" shall mean a bona fide written Acquisition Proposal which the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor, (i) would provide greater benefits to the Company and its stockholders than those provided pursuant to this Agreement from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transaction contemplated hereby (including any alternative proposal offered by Parent in response thereto) and
(ii) if applicable, is reasonably capable of being financed by the Person making such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

     The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third party (other than Parent) conducted heretofore with respect to any Acquisition Proposal, except that the Company shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such Person or in the possession of any Representative of any such Person. The Company shall use its commercially reasonable efforts to inform its Representatives of the restrictions described in this Section 5.4.

     SECTION 5.5 DIRECTOR AND OFFICER LIABILITY.

         (a) Parent and the Company agree that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any Indemnitee (as defined in Section 5.5(b) hereof) as provided in the Certificate of Incorporation or Bylaws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company shall survive the Merger and continue in full force and effect in accordance with its terms.

         (b) After the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "INDEMNITEES") to the same extent as set forth in subsection (a) above.

         (c) For six (6) years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount at least as favorable as those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

         (d) The obligations of Parent and the Surviving Corporation under this
Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.5 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5).

         (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each, case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.5.

     SECTION 5.6 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.7 CERTAIN FILINGS.

         (a) Each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) days of the date of this Agreement, and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.7, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

         (b) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer or the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined in Section 5.7(d) hereof). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer or the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Offer or the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

         (c) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust

Division of the Department of Justice, or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

         (d) "ANTITRUST LAW" means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

     SECTION 5.8 PUBLIC ANNOUNCEMENTS. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Offer or the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult will still be required to the extent practicable.

     SECTION 5.9 EMPLOYEE MATTERS.

         (a) Following the Effective Date, Parent shall arrange for each Company employee that remains an employee of the Surviving Corporation or its Subsidiaries following the Effective Time to become participants in all employee benefit plans of Parent on terms no less favorable than those offered to similarly situated employees of Parent after the termination of and with respect to the benefits offered under the applicable employee benefit plan of the Company that covers the Company employees now and may remain in effect for some time after the Effective Date. On and after the date of Closing, employees of the Company and any of its Subsidiaries shall be treated no less favorably than similarly situated employees of Parent with respect to compensation, employee benefits and terms and conditions of employment except, if such benefits are less favorable as contemplated in the preceding sentence, with respect to Company employee benefit plans continued for some time after the Effective Date.

         (b) Parent shall, and shall cause the Surviving Corporation and Parent's Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 3.12(a) of the Company Disclosure Schedule.

         (c) Before the Appointment Time, Company shall terminate or cause to be terminated all of the Plans described on Schedule 3.12(a) that are intended to be qualified within the meaning of Section 401(a) of the Code, including without limitation the PeoplePC 401(k) Plan. Additionally, the Company also shall terminate or cause to be terminated or amend or cause to be amended any and all other employee benefit plans, policies and arrangements set forth on Schedule 3.12(a) or (h), subject to any restrictions on termination applicable to such plans and except for the plans, policies and arrangements set forth on Schedule 5.9(c), at the time and in such manner as Parent may direct, with Parent having sole and exclusive authority to determine the continuation, amendment or termination of such plans after the signing of this Agreement.

     SECTION 5.10 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Offer, the Merger, or the Stockholder Agreements, the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Offer, the Merger, and the Stockholder Agreements.

     SECTION 5.11 CERTAIN NOTIFICATIONS. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Annex I hereto or Article VI, as applicable.

     SECTION 5.12 VOTING OF SHARES. Parent and Merger Sub agree to vote all Shares acquired in the Offer or otherwise beneficially owned by them or any of their Subsidiaries as of the applicable record date in favor of adoption of this Agreement at the Company Stockholder Meeting or pursuant to Section 253 of the DGCL on the terms and subject to the conditions set forth in this Agreement.

     SECTION 5.13 ADDITIONAL REPORTS. The Company shall furnish to Parent copies of any reports which it files with the SEC on or after the date hereof but prior to the Appointment Date.

     SECTION 5.14 EUROPEAN OPERATIONS. The Company shall work with Parent diligently and in good faith to negotiate the documents set forth as Section
3.10 of the Disclosure Schedules, and close the transactions contemplated therein, in connection with sale of certain assets of PeoplePC UK Limited and the licensing of certain rights in the United Kingdom.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

         (a) If required by the DGCL, this Agreement shall have been adopted and the Merger approved by the stockholders of the Company;

         (b) Merger Sub shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn; (

         (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement; and

         (d) Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired and any other approval or requirements under any other applicable material antitrust law shall have been obtained or complied with.

                                   ARTICLE VII

                                   TERMINATION

       SECTION 7.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

              (a) by the mutual written consent of the Company and Parent;

              (b) at any time prior to the Appointment Time, by either the Company or Parent, if:

                     (i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer, PROVIDED, HOWEVER, that Parent and Merger Sub shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(i) if the Offer is terminated or expires without Shares having been accepted for exchange as a result of a breach by Parent or Merger Sub of this Agreement;

                     (ii) the Offer has not been consummated on or before August 31, 2002 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

                     (iii) there shall be any applicable law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Parent from consummating the Offer or the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

              (c) by Parent if, prior to the Appointment Time, (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its Recommendations, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so,
(iii) the Company shall have (A) in any manner withdrawn, materially amended or modified in any respect adverse to Parent its Recommendations (including by amending the Schedule 14D-9), (B) approved or recommended any Acquisition Proposal, or (C) resolved to do any of the foregoing, or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock (other than the Offer) is announced or commenced and, either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten (10) business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (each of (i), (ii) and (iii), a "TRIGGERING EVENT");

       (d) by the Company, if prior to the Appointment Time (but not less than three (3) business days after Parent's receipt of the written notice referred to in clause (ii) of this Section 7.1(d)), the Company enters into, or its Board of Directors determines to enter into, a definitive acquisition agreement providing for the consummation of a Superior Proposal; PROVIDED that: (i) the Company is not in breach of its obligations under Section 5.4 hereof in connection with such Superior Proposal, (ii) the Company shall have notified Parent in writing that the Company has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal, attaching the most current version of such agreement to such notice, and (iii) Parent shall not have made, within three (3) business days after receipt of the Company's written notice of its intention to enter into a definitive acquisition agreement providing for the consummation of a Superior Proposal, an offer that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and its counsel, provides greater benefits to the Company's stockholders than such Superior Proposal;

       (e) by the Company, at any time prior to the Appointment Time, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a material adverse effect on Parent's ability to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that if such untruth or inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (i) the expiration of a thirty (30)-day period after delivery of written notice from the Company to Parent of such untruth or inaccuracy or breach, or (ii) the date on which Parent ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such untruth or inaccuracy or breach by Parent is cured during such thirty-day period);

       (f) by Parent, at any time prior to the Appointment Time, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that Merger Sub would not be required to accept for exchange any Shares tendered pursuant to the Offer by virtue of Sections (b) or (c) of Annex I hereto if the expiration of the Offer had occurred on such date (a material breach such that Merger Sub would not be required to accept for exchange any Shares pursuant to the Offer by virtue of Sections (b) or (c) of Annex I hereto shall be deemed to exist if as a result of a breach of the representations and warranties in
Section 3.4 the Parent would be required to pay $25,000 or more in excess of the sum of the aggregate Offer Price and the aggregate Merger Consideration that would have been payable had the representations and warranties in Section 3.4 been true and correct); PROVIDED, HOWEVER, that if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through exercise of commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30)-day period after delivery of written notice from Parent to the Company of such untruth or inaccuracy or breach, or (ii) the date on which the Company ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such untruth or inaccuracy or breach by the Company is cured during such thirty-day period); or

       (g) by Parent if it determines in its discretion that the dialer software the Company currently licenses (the "DIALER SOFTWARE") will adversely affect the current or proposed business or technology of Parent, Merger Sub or any of their subsidiaries or the current or proposed (by Company) business or technology of the Company or any of its subsidiaries, after completion of the following due diligence process:

              (i) The Company shall identify the name of the vendor of the Dialer Software (the "VENDOR") and shall cause to be made available to up to two of Parent's representatives and its legal counsel (the "PARENT REPRESENTATIVES") the following representatives of the Vendor: (A) chief executive officer (or the other most senior officer if there is no chief executive officer), (B) outside intellectual property legal counsel, and (C) outside legal counsel (collectively, the "VENDOR REPRESENTATIVES").

              (ii) The Vendor Representatives shall be made available during normal business hours, local time of the Vendor, for the purpose of responding to the Parent Representatives' inquiries (via telephonic and/or in-person interviews) into the following areas: intellectual property matters related to the Dialer Software, any litigation and other legal matters related to the Dialer Software and/or Vendor and commercial matters related to the Dialer Software.

              (iii) Parent may, and with the Company's consent (which will not be unreasonably withheld) conduct one follow-up interview of each Vendor Representative following the initial interviews provided that Parent requests that the follow-up interviews take place no more than 24 hours (non-business days not included) following the initial interviews.

              (iv) Nick Grouf and David Shanberg of the Company may, at their election, participate in the interviews as observers.

              (v) Upon the completion of the Parent Representatives' initial and follow-up (if any) interviews, Parent shall have 24 hours, if such completion occurs before 12 noon Eastern time, or shall have 36 hours, if such completion occurs after 12 noon Eastern time, to notify in writing the Company of its exercise of its termination right under this sub-section.

       (h) by the Parent if it determines in its discretion, after completion of the following due diligence process, that the company ("ACQUIROR") acquiring certain operations of PeoplePC UK Limited does not have the resources necessary to implement the present business plan of PeoplePC UK Limited or to fully discharge its duties pursuant to the contractual and other arrangements between Acquiror, PeoplePC and/or PeoplePC UK Limited. The due diligence process will be as follows:

              (i) The Company shall (A) provide to Parent a set of PeoplePC UK Limited financials (of substantially similar nature and content to the financials that PeoplePC UK Limited would make available to a financial institution in connection with securing a material loan or similar credit extension) and (B) make available for interviews Acquiror's senior most officer. Parent may be represented by no more than two of Parent's representatives and counsel. The meeting will take place telephonically. Nick Grouf, Tony O'Neill and David Shanberg of the Company may be present at the interviews. Parent may at its option conduct one follow-up interview after the initial interview, provided that Parent requests that the follow-up interview takes place no more than 24 hours (non-business days not included) following the initial interview.

                     (ii) Upon completion of the initial interview and the follow-up interview (if any), Parent will have 24 hours, if such completion occurs before 12 noon Eastern time, or shall have 36 hours, if such completion occurs after 12 noon Eastern time, to notify the Company in writing of its exercise of its termination right under this sub-section.

              (i) by Parent if, with respect to the balance sheet of PeoplePC Europe (N.V.) dated as of April 30, 2002, and the amounts stated therein, any of the following is true as of such date:

                     (A) current assets (excluding intercompany accounts), as of April 30, 2002, differ by more than $200,000 from the stated amount; or

                     (B) total assets (excluding intercompany accounts), as of April 30, 2002, differ by more than $200,000 from the stated amount; or

                     (C) current liabilities (excluding deferred revenue and COGS), as of April 30, 2002, differ by more than $200,000 from the stated amount; or

                     (D) long term liabilities (excluding long term deferred revenue, long term deferred COGS and minority interests), as of April 30, 2002, differ more than $100,000 and any difference is attributable to other than reclassifications made in accordance GAAP, or any such reclassification would trigger Parent's termination rights under any other provision of this subsection (i) were the amount of such reclassification deemed included on the April 30, 2002 balance sheet within the line item of its original classification; or

                     (E) intercompany accounts, as of April 30, 2002, differ by more than $100,000 from the stated amount; or

                     (F) minority interests, as of April 30, 2002, differ by more than $100,000 from the stated amount; or

                     (G) total deferred revenue (current and long term), as of April 30, 2002, differs by more than $1 million from the stated amount; or

                     (H) total deferred COGS (current and long term), as of April 30, 2002, differ by more than $1 million from the stated amount; or

                     (I) total net deferred revenue less deferred COGS, as of April 30, 2002, differs by more than $1 million from the stated amount.

              (j) by Parent if the Company's international Subsidiaries incur liabilities, or make any payments, outside of the ordinary course of business from April 30, 2002 through the Appointment Date, or if the Company's international Subsidiaries incur losses in excess of $300,000 average per month (computed commencing with May 2002), in each case determined in accordance with GAAP and excluding approved termination and severance costs related to the sale of certain assets of PeoplePC UK Limited and the licensing of certain rights in the United Kingdom as contemplated by the documents in
Section 3.10 of the Company Disclosure Schedules. Average monthly loss will be calculated including the partial month of the month of close if after the twenty-first day of the month, or at the option of Parent if before the twenty-first day.

       The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

       SECTION 7.2 EFFECT OF TERMINATION. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and the proviso to Section 5.3 hereof shall survive the termination hereof.

       SECTION 7.3 FEES; EXPENSES.

              (a) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $1,000,000 (the "TERMINATION FEE") if:

                     (i)    this Agreement is terminated by Parent pursuant to
Section 7.1(c) hereof;

                     (ii) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b)(i) or (ii) hereof prior to which no Triggering Event has occurred, if (A) following the date hereof and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced and shall not have been publicly and irrevocably withdrawn prior to such termination of this Agreement, and (B) within nine (9) months following such termination of this Agreement, either (1) the transaction contemplated by an Acquisition Proposal (a "COMPANY ACQUISITION") is consummated, or (2) the Company enters into a definitive agreement providing for a Company Acquisition and such Company Acquisition is later consummated; or

                     (iii) this Agreement is terminated by the Company pursuant to Section 7.1(d) hereof.

              (b) The Company shall pay the Termination Fee paid pursuant to this Section 7.3 (if all conditions thereto have been satisfied) (i) at or prior to the termination of this Agreement by the Company in the circumstances described in Section 7.3(a)(iii) hereof, (ii) not later than one (1) business day after the termination of this Agreement by Parent in the circumstances described in Section 7.3(a)(i) hereof, or (iii) at or prior to the consummation of the applicable Company Acquisition in the case of a Termination Fee payable pursuant to Section 7.3(a)(ii) hereof.

        (c) For purposes of Sections 7.3(a) and 7.3(b) hereof, the definition of "ACQUISITION PROPOSAL" set forth in Section 5.4 hereof shall be modified to replace "15%", as it appears in such definition, with "30%".

        (d) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

     If to the Company, to:

             PeoplePC Inc.
             100 Pine Street
             Suite 1100
             San Francisco, CA 94111
             Fax: (415) 901-2480
             Attention: Chuck Ortmeyer, Senior Vice President and General
             Counsel

     with copies to:
             Wilson Sonsini Goodrich & Rosati
             Professional Corporation
             650 Page Mill Road
             Palo Alto, California 94304
             Fax: (650) 493-6811
             Attention:  Mark Bertelsen, Esq.

             and

             Wilson Sonsini Goodrich & Rosati
             Professional Corporation
             One Market
             Spear Tower, Suite 3300
             San Francisco, California 94105
             Fax: (415) 947-2099
             Attention:  Steve Camahort, Esq.

     If to Parent and Merger Sub, to:

             EarthLink, Inc.
             1375 Peachtree Street
             Atlanta, Georgia  30307
             Fax: (404) 287-4905
             Attention:  Sam DeSimone, General Counsel

     with a copy to:

             Hunton & Williams
             Bank of America Plaza, Suite 4100
             600 Peachtree Street, NE
             Atlanta, Georgia  30308
             Fax: (404) 888-4190
             Attention:  Tinley Anderson

     SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

     SECTION 8.3 INTERPRETATION. References herein to the "knowledge" of a party shall mean the actual knowledge of the executive officers of such party. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.4 AMENDMENTS, MODIFICATION AND WAIVER.

        (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED, HOWEVER, that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED THAT neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

     SECTION 8.6 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 8.9 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Section 5.5 hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     SECTION 8.10 ENTIRE AGREEMENT. This Agreement, including the Annex, the exhibits and the schedules hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     SECTION 8.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 8.12 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     SECTION 8.13 Submission to JuriSdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Newcastle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     SECTION 8.14 MERGER SUB COMPLIANCE. Whenever this Agreement requires Merger Sub to take action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                     EARTHLINK, INC.

                                     By: _______________________________________
                                     Charles G. Betty, Chief Executive Officer

                                     PEOPLEPC INC.

                                     By: _______________________________________
                                     Name:
                                     Title:

                                     EL SUB, INC.

                                     By: _______________________________________
                                     Charles G. Betty, Chief Executive Officer

                                                                         ANNEX I

                             CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, subject to the terms of the Offer Agreement to which this Annex I is attached (the "AGREEMENT"), Merger Sub shall not be required to accept for payment or pay the Offer Price for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if as of the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1(a) of the Agreement), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act shall not have expired or been terminated, or (3) any of the following conditions exist:

          (a) there shall have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, or there shall be pending any action, suit or proceeding by any Governmental Entity against Parent, the Company, Merger Sub or any of their respective Subsidiaries, that is likely to (i) prohibit, limit or make illegal, the acceptance for payment of or payment for Shares or otherwise restrict the consummation of the Offer or the Merger, (ii) render Merger Sub unable to accept for payment or pay for some or all of the Shares, (iii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (iv) prohibit or impose any limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective Subsidiaries, (vi) oblige the Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement or (vii) otherwise constitute a Company Material Adverse Effect or, as a result of the transactions contemplated by the Agreement, a Parent Material Adverse Effect.

          (b) the Company shall have materially breached its covenants, obligations or agreements under this Agreement;

          (c) any of the representations and warranties of the Company contained in this Agreement shall not be true and correct on and as of the date of the expiration of the Offer with the same force and effect as if made as of such date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), except (A) for changes contemplated by this Agreement, (B) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and (C) for the representations and warranties in Section 3.4, which shall be true and correct in all material respects as of the date of the Agreement;

          (d) the Merger Agreement shall have been terminated in accordance with its terms.

          (e) the Board of Directors of the Company shall have withdrawn or modified its Recommendations, or the Board of Directors of the Company shall have approved, recommended or accepted and Acquisition Proposal.

          (f) there shall have occurred and be continuing (i) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any direct or indirect limitation (whether or not mandatory) by a United States Governmental Entity on the extension of credit by banks or other financial institutions, (iv) a change in banking, general financial or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (v) in the case of any of the foregoing existing on the date of the Agreement, a material change, acceleration or worsening thereof.

          (g) (i) the Company or a Subsidiary of the Company shall not have executed definitive documents on substantially the terms set forth in Section
3.10 of the Disclosure Schedules to the Agreement in connection with the sale of certain assets of PeoplePC UK Limited and the licensing of certain rights in the United Kingdom, or (ii) the Company's European operations shall retain obligations other than (A) obligations under the Bail Commercial dated April 11, 2001 between Atviso SAS and PeoplePC France SARL (the "FRENCH LEASE"), and (B) obligations under the Vivendi Agreement, and (C) obligations under the Underlease between Daewoo Cars Limited and PeoplePC UK Limited regarding the second floor, Daewoo House, Homestead Road, Rickmanswoth, Hertfordshire, and (D) cash obligations less than or equal to $50,000 at the proposed closing date for the Offer, or (iii) the aggregate number of subscribers/customers generated by European operations (including those pursuant to the Vivendi Agreement) to which PeoplePC UK Limited and/or PeoplePC has any liability is greater than 99,000.

          (h) @viso Limited ("@VISO") shall not have exchanged @viso's shares of PeoplePC Europe, N.V. for shares of Company Common Stock pursuant to the Put Option Agreement dated May 30, 2001 between the Company, @viso, Bowerbrook Limited, SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital LP prior to the Appointment Time.

          (i) the Company shall not have terminated its Wholesale Dial Up Internet Access Service Agreement dated December 17, 2001 between Qwest Communications Corporation and the Company effective as of the closing of the Offering.

          (j) Nick Grouf and Max Metral shall not have executed an employment agreement with the Company, in each case on the terms attached as Annex III hereto.

          (k) the Company shall not have terminated the following agreements:
(i) the PeoplePC Inc. Second Amended and Restated Investor Rights Agreement dated May 30, 2001, and (ii) the PeoplePC Inc. Registration Rights Agreement dated December 17, 2001.

     The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                        ANNEX II

                         OFFER PRICE ADJUSTMENT SCHEDULE

The Offer Price shall be increased as follows:

          (a) If the Company terminates the agreement identified on Schedule II to the Disclosure Schedules to the Agreement prior to the Appointment Time, the Offer Price shall be increased by an amount equal to the quotient of (i) $1,726,672 minus related termination fees and expenses, divided by (ii) 583,737,756.

          (b) If the Company receives, prior to the Appointment Time, a written release from the party identified on Schedule II and as set forth on Schedule II to the Disclosure Schedules to the Agreement, the Offer Price shall be increased by an amount equal to the quotient of (i) $2,600,000 minus any related settlement and similar fees and expenses divided by (ii) 583,737,756.

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